As filed with the Securities and Exchange Commission on December 29, 2017

Registration No. 333-168570

Registration No. 333-218204

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-168570

FORM S-8 REGISTRATION STATEMENT NO. 333-218204

Under the Securities Act of 1933

HSN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1 HSN Drive St. Petersburg, Florida 33729 (Address of Principal Executive Offices) (Zip Code)	26-2590893 (I.R.S. Employer Identification No.)

HSN, Inc. 2010 Employee Stock Purchase Plan
HSN, Inc. 2017 Omnibus Incentive Plan

(Full title of plans)

Harold Herman

Vice President and Senior Counsel

HSN, Inc.

1 HSN Drive

St. Petersburg, Florida 33729

(727) 872-1000

(Name, Address and Telephone Number, Including Area Code, of
Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

These post-effective amendments (these “Post-Effective Amendments”), filed by HSN, Inc., a Delaware corporation (“HSNi”), deregisters the shares of HSNi’s common stock, par value $0.01 per share (the “HSNi common stock”), issuable and any other securities remaining unissued, under the following plans, which were registered on the following Registration Statements on Form S-8 filed by HSNi with the Securities and Exchange Commission (the “SEC”) (each, a “Registration Statement”, and collectively, the “Registration Statements”), and that remain unsold as of the date of this Amendment:

•                  Registration Statement on Form S-8 (File No. 333-168570), which was filed with the SEC on August 5, 2010, pertaining to the registration of HSNi common stock issuable under the 2010 Employee Stock Purchase Plan; and

•                  Registration Statement on Form S-8 (File No. 333-218204), which was filed with the SEC on May 24, 2017, pertaining to the registration of HSNi common stock issuable under the HSN, Inc. 2017 Omnibus Incentive Plan.

On December 29, 2017, Liberty Interactive Corporation, a Delaware corporation (“Liberty Interactive”), Liberty Horizon, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Liberty Interactive (“Merger Sub”), and HSNi, consummated the merger (the “Merger”) of Merger Sub with and into HSNi, with HSNi continuing as the surviving corporation and becoming a wholly owned subsidiary of Liberty Interactive, pursuant to the Agreement and Plan of Merger, dated as of July 5, 2017 (the “Merger Agreement”), by and among Liberty Interactive, Merger Sub and HSNi.  As a result of the Merger, HSNi common stock is no longer publicly outstanding, and shares of HSNi common stock currently represent the right to receive the consideration described in the Merger Agreement.  HSNi has terminated all offerings of its securities pursuant to its existing registration statements on file with the SEC, including each of the Registration Statements. In accordance with undertakings made by HSNi in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, HSNi hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 29th day of December, 2017.

HSN, INC.

By:	/s/ Harold Herman
Name:	Harold Herman
Title:	Vice President, Senior Counsel and Assistant Secretary

In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.